Exhibit 99.1

Koil Energy Solutions, Inc. Announces Third Quarter 2023 Results

Houston, TX – November 9, 2023 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“Koil Energy” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the quarter ended September 30, 2023.

Koil Energy at a Glance:

Share Price†:	$0.45	Cash*	$1.1M
52-Week Range†:	$0.42 - $0.72	Book Value*:	$6.5M
Shares Out.†:	11.9M	Price / Book Value:	0.8x
Market Cap†:	$5.4M	TTM Revenue:	$15.0M
*As of 09/30/23; †As of 11/08/23

Charles Njuguna, Koil Energy’s CEO, commented, “While our earnings for the third quarter didn’t live up to our expectations, we are encouraged by our increased revenues for the quarter. Compared to the same quarter a year ago, revenues increased by 82% and were driven by sustained growth in service projects and our expanding backlog of product-oriented, fixed price contracts. This heightened level of project activity also drove the year-over-year improvement in modified EBITDA of $1 million.

“We believe the fundamentals of the offshore oil and gas markets remain compelling for our business. The durability of the current growth cycle for the oil and gas industry is motivating operators to continue investing in offshore developments. This translates to an increased level of bidding requests from our customers, and as a result, we have recently received several contract awards involving the design, engineering, and manufacturing of hose and steel tube flying leads and electrical and hydraulic distribution manifolds for various locations in the Gulf of Mexico. These recent orders caused our project backlog to grow by approximately fifty percent when compared to this time last year.

"While we have more work to do, we are determined to build on this momentum to further drive efficiencies throughout the organization to better manage cash flow, preserve liquidity, and stay true to our commitments. We are confident our streamlined operations and continued focus on our core strengths will allow us to increase productivity and steadily grow investment in our people, products, and technologies."

Operating Results

Koil Energy’s revenues for the three months ended September 30, 2023 (“Q3 2023”) of $4.1 million represent an 82% increase when compared to revenues of $2.3 million for the three months ended September 30, 2022 (“Q3 2022”). Gross profit for Q3 2023 was $1.4 million, or 33 percent of revenues, compared to Q3 2022 gross profit of $0.3 million, or 12 percent of revenues. The comparative improvement in Q3 2023 results reflects an increase in both service projects and product-oriented, fixed priced projects as well as the impact of lower rent expense.

Total operating expenses were $1.6 million, or 39 percent of revenues, in Q3 2023 compared to $1.7 million, or 75 percent of revenues, in Q3 2022. The $0.1 million, or 7 percent, decrease in operating expenses was mainly due to relocation costs incurred by the Company in Q3 2022 that were not repeated in Q3 2023. This decrease was partially offset by higher research and development costs and finance lease payments in Q3 2023 when compared to Q3 2022.

Due to the factors discussed above, Koil Energy reported a Q3 2023 net loss of $0.1 million, or a $0.01 loss per diluted share, compared to a Q3 2022 net loss of $1.6 million, or a $0.13 loss per diluted share. Per share results for Q3 2023 and Q3 2022 are based on 11.89 million weighted average shares outstanding.

Koil Energy reported a modified EBITDA of $17 thousand in Q3 2023 compared to a modified EBITDA of negative $1.0 million in Q3 2022. The increase in modified EBITDA was primarily driven by gross profit improvement associated with the increase in both service project and product-oriented, fixed price project activity in Q3 2023 when compared to Q3 2022.

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Financial Position

At September 30, 2023, working capital totaled $3.4 million, which includes cash of $1.1 million and receivables of $5.5 million. This is compared to $3.6 million of working capital at the beginning of the year, which includes cash of $2.4 million and receivables of $2.9 million. Shareholders’ equity totaled $6.5 million, or approximately $0.55 per common share, at September 30, 2023, compared to $7.1 million, or approximately $0.59 per common share, at the beginning of the year. The Company maintains access to a factoring arrangement with Amegy Bank Business Credit (“Amegy”), and the Company had one factored invoice outstanding with Amegy at September 30, 2023.

About Koil Energy, Inc. (www.koilenergy.com)

Koil Energy Solutions is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Koil Energy’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Conference Call Details:

Call Dial-in:	1-833-630-1956 for domestic callers
1-412-317-1837 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/24vftbx6
Replay:	Available through November 22, 2023 on www.koilenergy.com

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Revenues	$4,107	$2,257	$11,338	$9,357
Cost of sales	2,733	1,988	7,174	6,193
Gross profit	1,374	269	4,164	3,164
Total operating expenses	1,582	1,692	4,887	4,894
Operating loss	(208)	(1,423)	(723)	(1,730)
Total other expense (income)	(68)	152	(58)	(83)
Loss before income tax expense	(140)	(1,575)	(665)	(1,647)
Income tax expense	3	4	8	19
Net loss	$(143)	$(1,579)	$(673)	$(1,666)
Net loss per share, basic and diluted	$(0.01)	$(0.13)	$(0.06)	$(0.14)
Weighted-average shares outstanding, basic and diluted	11,888	11,888	11,888	12,012

Comparative Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(In thousands)
Assets:
Cash	$1,132	$2,353
Other current assets	6,956	4,257
PP&E, net	3,098	3,305
Other non-current assets	6,233	6,700
Total assets	$17,419	$16,615

Liabilities:
Current liabilities	4,735	2,989
Other long-term liabilities	6,200	6,518
Total liabilities	10,935	9,507
Stockholders' equity	6,484	7,108
Total liabilities and stockholders' equity	$17,419	$16,615

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Net loss	$(143)	$(1,579)	$(673)	$(1,666)
(Deduct) Add: Interest (income) expense, net	(7)	5	(3)	10
Add: Income tax expense	3	4	8	19
Add: Depreciation and amortization	155	161	461	530
Add: Share-based compensation	9	–	49	71
Add: Relocation costs	–	262	9	291
Add: Loss on sale of asset	–	147	(2)	(41)
Deduct: Reversal of lititgation accrual	–	–	–	(100)

Modified EBITDA (loss)	$17	$(1,000)	$(151)	$(886)

Cash flow data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Cash provided by (used in):
Operating activities	$(971)	$1,297	$(733)	$2,077
Investing activities	(148)	(1,194)	(228)	(1,961)
Financing activities	(96)	–	(260)	(250)
Change in cash	$(1,215)	$103	$(1,221)	$(134)

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